Exhibit 99.1

CONTACT:	Investor Relations:	Public Relations:
	Joseph Scirocco/Fay Yee	Ruth Pachman/Wendi Kopsick
	(212) 548-1570/1812	(212) 521-4800

FOR IMMEDIATE RELEASE

TOMMY HILFIGER CORPORATION PROVIDES UPDATE ON

EXPECTED FOURTH QUARTER FINANCIAL RESULTS

•	Company expects to earn $0.26 to $0.31 per share before special items in the fiscal fourth quarter ended March 31, 2003; net loss of $1.26 to $1.31 per share expected under GAAP
•	While anticipated fourth quarter operating results are better than expected, fiscal 2004 still seen as very challenging
•	Board authorizes retention of JPMorgan as financial advisor, who will assist the Company in exploring the acquisition of additional brands

HONG KONG, MAY 8, 2003 — Tommy Hilfiger Corporation (NYSE: TOM) today announced that it expects fiscal fourth quarter diluted earnings per share, before the effects of the goodwill charge and other special items described below, of between $0.26 and $0.31 when it reports its results on June 5, 2003. After taking special items into account as described below, and in accordance with generally accepted accounting principles (“GAAP”), the Company expects to report a net loss of between $1.26 and $1.31 per share for the fiscal fourth quarter. The loss is expected to result entirely from a non-cash charge for the impairment of goodwill of approximately $150 million, or $1.67 per share.

Although retail conditions were difficult during the quarter, operating results before special items were better than the consensus estimate of $0.17 as reported by First Call. As part of the Company’s continuing efforts to bring supply and demand into balance, the Company achieved better prices on its merchandise and reduced the amount of price adjustments factored into its previous estimates. The Company also benefited from a stronger than expected contribution from Tommy Hilfiger Europe, including favorable exchange rates.

For the full fiscal year ended March 31, 2003, the Company expects diluted earnings per share, before the effects of special items described below, of between $1.34 and $1.39. After the effects of special items and in accordance with GAAP, the Company expects to report a net loss for the full fiscal year of between $5.68 and $5.73 per share.

Tommy Hilfiger Corporation

9/F., Novel Industrial Building,

850-870 Lai Chi Kok Road,

Cheung Sha Wan,

Kowloon, Hong Kong.

Tel: 2216 0668 - Fax: 2371 2928

Special Items

The Company said that it expects to record a non-cash charge of approximately $150 million in the fourth quarter for the impairment of goodwill, principally in its U.S. wholesale component. The charge is expected to have no effect on the Company’s credit facilities, financial covenants or cash flows. Separately, the Company said it expects to report a cash position of $420.8 million at March 31, 2003, a portion of which will be used to pay off the remaining outstanding balance of $151.7 million of its Senior Notes due June 1, 2003 upon maturity.

The Company also said that it had successfully closed 37 of the 38 U.S. specialty stores previously announced as slated for closing, at a cost below that which was originally anticipated. Accordingly, $9.5 million on a pretax basis, or $0.07 per share after taxes, which was previously charged against earnings as part of a special charge in the third quarter, is expected to be reported as income for the fourth quarter. In addition, the Company benefited during the fourth quarter from the collection of amounts due on an under-performing license that had not previously been recognized as income, amounting to a benefit of $0.03 per share.

Reconciliation

Following is a reconciliation of expected earnings per share before special items to expected loss per share under GAAP. The Company believes that these adjusted financial results provide a more meaningful presentation of its ongoing results of operations.

	Quarter Ended March 31, 2003	Year Ended March 31, 2003
Expected earnings per share before special items	$0.26 - $0.31	$1.34 - $1.39
Anticipated charge for goodwill impairment	(1.67)	(1.67)
Anticipated store closure (provision) / reversal	0.07	(0.56)
Anticipated recognition of amounts due on an under-performing license	0.03	0.03
Cumulative effect of change in accounting principle		(4.75)
Tax effect of change in accounting principle		(0.12)

Expected loss per share under GAAP	($1.26 - $1.31)	($5.68 -$5.73)

Outlook

The Company said that while anticipated fiscal fourth quarter 2003 operating results are better than expected, fiscal 2004 is still seen as very challenging. The Company indicated, however, that its expected earnings for the year ending March 31, 2004 remain unchanged at between $1.00 and $1.20 per share and that it expects to provide additional details, along with quarterly estimates for fiscal 2004 when it reports its fiscal 2003 results on June 5, 2003.

Strategic Direction

Tommy Hilfiger Corporation said that its Board of Directors has authorized the retention of JPMorgan as its financial advisor. JPMorgan will help the Company explore the acquisition of additional brands that offer growth opportunities to build long-term shareholder value through the development of a multi-brand, multi-channel business strategy.

“While we continue to be focused on improving operations in our existing business, we are aggressively seeking opportunities to further diversify our revenue and earnings base,” said Joel J. Horowitz, Chairman, Chief Executive Officer and President of the Company. Tommy Hilfiger, Principal Designer and Honorary Chairman of the Board, stated, “I strongly support this direction for our Company as we look to build upon our established global lifestyle brand to move to the next stage in the Company’s development — expanding into a multi-brand, multi-channel business.”

Changes in Board of Directors

The Company also announced that Messrs. Ronald K.Y. Chao and Lester M.Y. Ma have resigned as directors and as a result a majority of the Board of Directors are now independent directors as contemplated by the proposed New York Stock Exchange rules.

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Tommy Hilfiger Corporation, through its subsidiaries, designs, sources and markets men’s and women’s sportswear, jeanswear and childrenswear under the Tommy Hilfiger trademarks. Through a range of strategic licensing agreements, the Company also offers a broad array of related apparel, accessories, footwear, fragrance and home furnishings. The Company’s products can be found in leading department and specialty stores throughout the United States, Canada, Europe, Mexico, Central and South America, Japan, Hong Kong and other countries in the Far East, as well as the Company’s own network of outlet and specialty stores in the United States, Canada and Europe.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words or phrases such as “anticipate,” “estimate,” “project,” “expect,” “believe” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks and uncertainties, including, but not limited to, the overall level of consumer spending on apparel, the financial strength of the retail industry generally and the Company’s customers, distributors and franchisees in particular, changes in trends in the market segments and geographic areas in which the Company competes, the level of demand for the Company’s products, actions by our major customers or existing or new competitors, changes in currency and interest rates, changes in applicable tax laws, regulations and treaties and changes in economic or political conditions or trade regulations in the markets where the Company sells or sources its products, as well as other risks and uncertainties set forth in the Company’s publicly-filed documents, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2002. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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